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                                                                   Exhibit 99.1

                      [FLORIDA PROGRESS CORPORATION LETTERHEAD]

JACK B. CRITCHFIELD
Chairman and Chief Executive Officer

                             November ______, 1996

Dear Shareholder:

In July, we announced our decision to spin-off the lending, leasing and real estate unit to our shareholders through a tax-free stock dividend. The new company is called Echelon International Corporation.

This Information Statement explains how Florida Progress will spin off Echelon International to its shareholders and provides information about Echelon's organization, business opportunities and properties and also contains financial statements and other financial information. Due to the importance of the information contained in this document, you are urged to retain it for future reference.

Today your Board of Directors established the schedule for completing this spin-off. Each holder of record of Florida Progress' common stock on the record date for the distribution, which is December _____, 1996, will receive one share of Echelon International common stock for each 15 shares of Florida Progress common stock held as of that date. It is anticipated that the Echelon International stock certificates will be mailed to shareholders commencing on or about December _____, 1996.

This Information Statement is being sent as information to shareholders of record of Florida Progress as of today's date. Shareholders of record on the record date for the distribution will be entitled automatically to participate in the distribution and are not required to do anything to become entitled to participate. You should not turn in your Florida Progress stock certificates. We are not soliciting your proxy, since shareholder approval of this distribution is not needed.

I have great confidence in the future of Echelon International and Florida Progress. On behalf of both companies, I thank you for your investment and continued support.

                                   Sincerely,